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                                                                       Exhibit 8



October 18, 1999

First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, PA  15701

Ladies and Gentlemen:

     As counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation (the "Corporation"), and First Commonwealth Capital Trust I, a Delaware business trust (the "Trust"), we have assisted in the preparation and filing of the Corporation's and the Trust's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to $35,000,000 principal amount of the Trust's 9.50% Series B Capital Securities. In our opinion, the statements in the Prospectus contained in the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption "Certain Federal Income Tax Considerations" in the Prospectus. In so consenting, we do not concede that we come within the category of persons whose consent is required under section 7 of the Act.

                              Very truly yours,

                              /s/  DRINKER BIDDLE & REATH LLP

                              DRINKER BIDDLE & REATH LLP